                                                                    EXHIBIT 10.1


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                          SECURITIES PURCHASE AGREEMENT


                                     BETWEEN


                              QUANTA SERVICES, INC.

                                       AND

                           FIRST RESERVE FUND IX, L.P.


                          DATED AS OF OCTOBER 15, 2002



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

                                TABLE OF CONTENTS
                                -----------------

                                                                         Page
ARTICLE I.     DEFINITIONS ...........................................      1

 Section 1.01  Definitions ...........................................      1
 Section 1.02  Accounting Procedures and Interpretation ..............      9

ARTICLE II.    AGREEMENT TO SELL AND PURCHASE ........................      9

 Section 2.01  Authorization of Shares ...............................      9
 Section 2.02  Sale and Purchase .....................................      9
 Section 2.03  Closing ...............................................     10
 Section 2.04  Delivery ..............................................     10
 Section 2.05  Conversion ............................................     10

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY .........     10

 Section 3.01  Corporate Existence ...................................     10
 Section 3.02  Company SEC Documents .................................     11
 Section 3.03  No Material Adverse Change ............................     11
 Section 3.04  Litigation ............................................     12
 Section 3.05  No Breach .............................................     12
 Section 3.06  Authority .............................................     13
 Section 3.07  Approvals .............................................     13
 Section 3.08  Employee Benefit Matters ..............................     13
 Section 3.09  Taxes .................................................     13
 Section 3.10  Assets ................................................     14
 Section 3.11  No Material Misstatements .............................     14
 Section 3.12  Investment Company Act ................................     14
 Section 3.13  Public Utility Holding Company Act ....................     14
 Section 3.14  No Violation ..........................................     14
 Section 3.15  Environmental Matters .................................     14
 Section 3.16  Insurance .............................................     15
 Section 3.17  Capitalization ........................................     15
 Section 3.18  Conversion Shares .....................................     16
 Section 3.19  Certain Fees ..........................................     16
 Section 3.20  Licenses ..............................................     17
 Section 3.21  Undisclosed Liabilities ...............................     17
 Section 3.22  Labor Relations .......................................     17
 Section 3.23  State Takeover Statutes ...............................     17
 Section 3.24  Stockholders' Rights Plan .............................     17

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER .......     18

 Section 4.01  Organization ..........................................     18
 Section 4.02  Authorization of Transaction ..........................     18
 Section 4.03  Noncontravention ......................................     18
 Section 4.04  Litigation ............................................     18
 Section 4.05  Investment ............................................     19

 Section 4.06  Nature of Purchaser ...................................     19
 Section 4.07  Receipt of Information; Authorization .................     19
 Section 4.08  Anti-Hedging ..........................................     19
 Section 4.09  Restricted Securities .................................     19
 Section 4.10  Certain Fee ...........................................     20
 Section 4.11  No Implied Representations ............................     20

ARTICLE V.     CONDITIONS TO CLOSINGS ................................     20

 Section 5.01  Conditions to the Purchaser's Obligation to Purchase
               the Shares at the Tranche I Closing ...................     20
 Section 5.02  Conditions to the Purchaser's Obligation to Purchase
               Shares at the Tranche II Closing ......................     21
 Section 5.03  Conditions to Obligations of the Company ..............     23

ARTICLE VI.    COVENANTS .............................................     24

 Section 6.01  Financial Statements and Reports ......................     24
 Section 6.02  Maintenance, Etc ......................................     25
 Section 6.03  Further Assurances ....................................     25
 Section 6.04  Efforts; Performance of Obligations ...................     25
 Section 6.05  Shares ................................................     26
 Section 6.06  Insurance .............................................     26
 Section 6.07  Use of Proceeds .......................................     26
 Section 6.08  Notification of Certain Matters .......................     26
 Section 6.09  Nomination of First Reserve Director Designee(s) ......     26
 Section 6.10  Venture Capital Operating Companies ...................     26
 Section 6.11  Covenant Amendments ...................................     26
 Section 6.12  Calling of Stockholders' Meeting ......................     26
 Section 6.13  Fees and Expenses .....................................     27
 Section 6.14  Termination of Certain Covenants ......................     27
 Section 6.15  Grounds for Termination ...............................     27
 Section 6.16  Effect of Termination .................................     27

ARTICLE VII.   MISCELLANEOUS .........................................     28

 Section 7.01  Interpretation and Survival of Provisions .............     28
 Section 7.02  Indemnification, Costs and Expenses ...................     28
 Section 7.03  No Waiver; Modifications in Writing ...................     31
 Section 7.04  Binding Effect; Assignment ............................     31
 Section 7.05  Replacement Securities ................................     32
 Section 7.06  Communications ........................................     32
 Section 7.07  Governing Law; Consent to Jurisdiction ................     33
 Section 7.08  Expenses ..............................................     34
 Section 7.09  Execution in Counterparts .............................     34
 Section 7.10  No Third Party Beneficiaries ..........................     34

Exhibits:

Exhibit A-1  -  Form of Opinion of Company Counsel
Exhibit A-2  -  Form of Opinion of Winston & Strawn
Exhibit B    -  Certificate of Designation
Exhibit C    -  Investor's Rights Agreement
Exhibit D    -  Aquila Consent


Schedules:

Schedule 3.01   -  Subsidiaries
Schedule 3.03   -  Material Adverse Change
Schedule 3.04   -  Litigation
Schedule 3.05   -  No Breach
Schedule 3.07   -  Approvals
Schedule 3.09   -  Taxes
Schedule 3.15   -  Environmental Matters
Schedule 3.16   -  Insurance
Schedule 3.17   -  Capitalization
Schedule 3.19   -  Fees
Schedule 3.20   -  Licenses
Schedule 3.21   -  Undisclosed Liabilities
Schedule 3.22   -  Labor Relations

                          SECURITIES PURCHASE AGREEMENT

          SECURITIES PURCHASE AGREEMENT, dated as of October 15, 2002 (this "Agreement"), by and between QUANTA SERVICES, INC., a Delaware corporation (the "Company"), and FIRST RESERVE FUND IX, L.P., a Delaware limited partnership ("Purchaser").

          In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

          Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

          "Action" against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

          "Affiliate" of any Person means (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person that owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to "control" (including, with its correlative meanings, "controlled by" and "under common control with") such corporation or other Person.

          "Aquila Consent" means the consent and waiver letter agreement, dated as of the date hereof, by Aquila, Inc. with respect to the transactions contemplated hereby, a copy of which is attached as Exhibit D hereto.

          "Aquila Documents" means (i) the Securities Purchase Agreement dated as of September 29, 1999, between the Company and UtiliCorp United Inc., (ii) the Settlement and Governance Agreement, dated as of May 20, 2002, between the Company and Aquila, Inc., (iii) the Amended and Restated Investor's Rights Agreement, dated as of May 20, 2002, between the Company and Aquila, Inc., (iv) the Certificate of Designation, Rights and Limitations of Series A Convertible Preferred Stock of the Company and (v) the Stockholder's Voting Agreement, dated as of September 21, 1999, between the Company and UtiliCorp United Inc.

          "Aquila Sale" means the sale by Aquila, Inc., a Delaware corporation, and the purchase by Purchaser at the Tranche I Closing of 3,303,100 shares of Common Stock and 939,380 shares of the Company's Series A Preferred Stock.

          "Average Trading Price" has the meaning specified in Section 2.02(b).

          "Basic Documents" means, collectively, this Agreement, the Investor's Rights Agreement, the Certificate of Designation and any and all other agreements or instruments executed and delivered to Purchaser by the Company or any Subsidiary or Affiliate of the Company on even date herewith or at or prior to the Tranche II Closing, or any amendments, supplements, continuations or modifications thereto.

          "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" have the meanings ascribed to them in Rule 13d-3 under the Exchange Act in effect on the date hereof.

          "Board of Directors" means the Board of Directors of the Company.

          "Business Day" means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in Houston, Texas, or New York, New York.

          "Capital Stock" of any Person means any and all shares, interests, participations, or other equivalents (however designated) of, or rights, warrants, or options to purchase, corporate stock or any other equity interest (however designated) of or in such Person.

          "CERCLA" has the meaning specified in the definition of Environmental Laws in this Section 1.01.

          "Certificate of Designation" has the meaning specified in Section
2.01.

          "Claims" has the meaning specified in the definition of Environmental Claims in this Section 1.01.

          "Closing" has the meaning specified in Section 2.04.

          "Closing Date" means, as applicable, the date upon which the Tranche I Closing or Tranche II Closing occurs as provided in Section 2.03.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

          "Commission" means the United States Securities and Exchange
Commission.

          "Common Shares" has the meaning specified in Section 2.01.

          "Common Stock" means the common stock, par value $0.00001 per share, of the Company or such other class of securities as shall, after the date of this Agreement, constitute the common equity of the Company.

          "Company" has the meaning specified in the introductory paragraph.

          "Company SEC Documents" has the meaning specified in Section 3.02.

          "Consolidated Subsidiaries" means each Subsidiary of the Company (whether now existing or hereafter created or acquired), the financial statements of which shall be (or should have been) consolidated with the financial statements of the Company in accordance with GAAP.

          "Conversion Shares" has the meaning specified in Section 2.01.

          "Convertible Loan Documents" means the Subordinated Indenture, dated as of July 25, 2000 between the Company and Chase Bank of Texas, National Association as Trustee, and the First Supplemental Indenture, dated as of July 25, 2000, between the Company and Chase Bank of Texas, National Association as Trustee, and all other documents and instruments executed or delivered in connection therewith, as the same may be amended or supplemented from time to time.

          "Delist" or "Delisted" means the delisting of the shares of stock of a corporation from the exchange such shares are traded on.

          "DGCL" means the Delaware General Corporation Law.

          "Employee Plan" means any employee benefit plan, program or policy including thrift plans, stock purchase plans, stock bonus plans, stock option plans, employee stock ownership plans or other incentive or profit sharing arrangements for the benefit of employees, officers or directors of the Company or its Affiliates, with respect to which the Company or any ERISA Affiliate may have any liability or any obligation to contribute, including a Plan or a Multiemployer Plan.

          "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violations, formal investigations or proceedings relating to any Environmental Law ("Claims") or any permit issued under any Environmental Law, including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from a release or threatened release of Hazardous Materials.

          "Environmental Laws" means any and all Government Requirements pertaining to the environment in effect in any and all jurisdictions in which the Company or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Company or any Subsidiary is located, including, without limitation, the Oil Pollution Act of 1990 ("OPA"), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. As used in the provisions hereof relating to Environmental Laws, the term "oil" has the meaning specified in OPA; the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and (ii) to the extent the laws of the state in which any Property of the Company or any Subsidiary is located establish a meaning for "oil," "hazardous substance," "release," "solid waste" or "disposal" that is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

          "ERISA Affiliate" means each trade or business (whether or not incorporated) that together with the Company or any Subsidiary of the Company would be deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

          "Financial Statements" means the financial statement or statements described or referred to in Section 3.02.

          "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.

          "Government Requirement" means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (in the case of banking regulatory authorities whether or not having the force of law), including without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls of any Governmental Authority.

          "Governmental Authority" includes the country, the state, county, city and political subdivisions in which any Person or such Person's Property is located or that exercises valid jurisdiction over any Person or such Person's Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them, including monetary authorities, that exercises valid jurisdiction over any Person or such Person's Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Company, the Subsidiaries or any of their Property or Purchaser, any Affiliate of Purchaser or any of their respective Property.

          "Hazardous Material" shall have the meaning assigned to the term Hazardous Substance by CERCLA, and shall include any substance defined as "hazardous" or "toxic" or words used in place thereof under any Environmental Law applicable to the Company or any of its Subsidiaries.

          "HSR Act" has the meaning specified in Section 3.07.

          "Indemnified Party" has the meaning specified in Section 7.02(d).

          "Indemnity Matters" has the meaning specified in Section 7.02(a).

          "Investor's Rights Agreement" means the First Reserve Investor's Rights Agreement, to be entered into on the Tranche I Closing Date, between the Company and Purchaser relating to, among other things, the registration of the Common Shares and Conversion Shares for public distribution.

          "Licenses" has the meaning specified in Section 3.20.

          "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" includes reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

          "Material Adverse Effect" means any material and adverse effect on (i) the assets, liabilities, financial condition, business, operations or affairs of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company and its Subsidiaries taken as a whole to carry out their business as of the Tranche I Closing Date or as proposed as of the Tranche I Closing Date to be conducted to meet their obligations under the Basic Documents on a timely basis or (iii) the ability of the Company to consummate the transactions under this Agreement and the other Basic Documents.

          "Material Employment Agreement" means any employment agreement filed as an Exhibit to any of the Company SEC Documents.

          "Multiemployer Plan" means a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

          "Note Holders" means each of the holders from time to time of the senior secured notes issued by the Company under the Note Purchase Agreement.

          "Note Purchase Agreement" means that certain Note Purchase Agreement dated as of March 1, 2000, among the Company, as issuer, and the purchasers listed on "Schedule A" attached thereto, as lenders, and all other documents and instruments executed or delivered in connection therewith, as the same may be amended, restated or supplemented from time to time.

          "NYSE" has the meaning specified in Section 3.06.

          "Obligations" means any and all amounts, liabilities and obligations owing from time to time by the Company to Purchaser, pursuant to any of the Basic Documents and all renewals, extensions and/or rearrangements thereof, whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising, absolute or contingent.

          "OPA" has the meaning specified in the definition of Environmental Laws in this Section 1.01.

          "Per Preferred Share Purchase Price" has the meaning specified in
Section 2.02.

          "Person" means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

          "Plan" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Company, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding three calendar years sponsored, maintained or contributed to, by the Company, any Subsidiary or an ERISA Affiliate.

          "Preferred Shares" has the meaning specified in Section 2.01.

          "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          "Purchaser" has the meaning set forth in the introductory paragraph.

          "RCRA" has the meaning specified in the definition of Environmental Laws in this Section 1.01.

          "Related Parties" has the meaning specified in Section 7.02(a).

          "Responsible Officer" means, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and the Chief Financial Officer of such Person.

          Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Company.

          "Securities" means the Common Shares, the Preferred Shares and, when issued, the Conversion Shares.

          "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

          "Senior Credit Agreement" means the Third Amended and Restated Credit Agreement dated as of June 14, 1999, among the Company, the Senior Loan Agent, and the Senior Lenders, as it may from time to time be amended, modified, supplemented or increased from time to time, and any Credit Agreement or similar agreement executed in connection with any refinancing of the Senior Loan.

          "Senior Indebtedness" means all obligations, including the obligation to pay principal and accrued interest, arising under the Senior Loan Documents.

          "Senior Lenders" means each of the lenders from time to time under the Senior Credit Agreement.

          "Senior Loan" means, collectively, any advance or advances of principal made by the Senior Lenders to the Company under the Senior Credit Agreement and the other Senior Loan Documents and all accrued but unpaid interest thereon.

          "Senior Loan Agent" means NationsBank, N.A. doing business as Bank of America, N.A., and any substitute agent, as agent under the Senior Credit Agreement, and any agent, if any, under any refinancing arrangement of the Senior Loan.

          "Senior Loan Documents" means the Senior Credit Agreement and all promissory notes, collateral documents and other agreements, documents and instruments executed or delivered in connection therewith, as such agreements may be amended, modified or supplemented from time to time.

          "Series A Preferred Stock" has the meaning specified in Section 3.17.

          "Series E Preferred Stock" means the Series E convertible preferred stock, par value $0.00001 per share, of the Company to be issued to Purchaser pursuant to Article II of this Agreement, each share of which is convertible into ten (10) shares of Common Stock (subject to adjustment pursuant to the Certificate of Designation).

          "Share Calculation Date" has the meaning specified in Section 3.17.

          "Share Issuance Obligations" has the meaning specified in Section
3.17.

          "Shares" has the meaning specified in Section 2.01.

          "Special Entity" means any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation, in which a Person or one or more of its Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person that owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of the second Person will be deemed to "control" such second Person (e.g., a sole general partner controls a limited partnership).

          "Standstill Amount", at any time, shall mean the number of shares of Voting Securities representing 37% of the Voting Securities of the Company, as such amount may be increased from time to time with the consent of a majority of the directors of the Company that were not appointed (pursuant to Article VII of the Investor's Rights Agreement) by, or affiliated with, Investor.

          "Stockholders' Rights Plan" means the Rights Agreement dated March 8, 2000 between the Company and American Stock Transfer and Trust Company, as amended.

          "Subsidiary" means (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by a Person or one or more of its Subsidiaries or by a Person and one or more of its Subsidiaries and (ii) any Special Entity. Unless otherwise indicated herein, each reference to the term "Subsidiary" shall mean a Subsidiary of the Company.

          "Ten Trading Day Period" means (i) if the Tranche II Closing Date occurs prior to the Company's public announcement (the "Announcement") of its quarterly earnings for the quarter ended September 30, 2002, the ten (10) consecutive Trading Days ending on the fifth Trading Day immediately preceding the Tranche II Closing Date or (ii) if the Tranche II Closing Date occurs after the Announcement, the ten (10) consecutive trading Days ending on the Trading Day immediately preceding the Announcement.

          "Trading Day" means any day on which the Company's Common Stock is traded on the NYSE.

          "Tranche I Closing" has the meaning specified in Section 2.03.

          "Tranche II Closing" has the meaning specified in Section 2.03.

          "Tranche I Closing Date" has the meaning specified in Section 2.03.

          "Tranche II Closing Date" has the meaning specified in Section 2.03.

          "Voting Percentage" means the ratio that the total number of shares of Voting Securities owned by Purchaser bears to the total number of shares of Voting Securities outstanding, in each case assuming full conversion of all outstanding equity securities convertible into Voting Securities (including, without limitation, the Preferred Shares, whether or not they are then convertible), calculated at the time of any determination hereunder.

          "Voting Securities" means Common Stock or other capital stock of the Company entitled generally to vote in the election of directors, the Series A Preferred Stock and the Preferred Shares (or any equity securities (not including options, warrants or other similar rights) convertible into securities so entitled generally to vote in the election of directors (whether or not then convertible)).

          Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all Financial Statements and certificates and reports as to financial matters required to be furnished to Purchaser hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the Certificate of Designation or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

                                  ARTICLE II.
                         AGREEMENT TO SELL AND PURCHASE

          Section 2.01 Authorization of Shares. On or prior to the Tranche I Closing, the Company shall have authorized (a) the sale and issuance to Purchaser of the number of shares of Common Stock set forth in Section 2.02 below (the "Common Shares"), (b) the initial sale and issuance to Purchaser of the number of shares of Series E Preferred Stock set forth in Section 2.02 below (the "Preferred Shares", and together with the Common Shares, the "Shares") and
(c) the issuance of shares of Common Stock upon conversion of the Preferred Shares (the "Conversion Shares"). The Preferred Shares shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designation, Rights, and Limitations of the Series E Preferred Stock of the Company in the form attached hereto as Exhibit B (the "Certificate of Designation"). The Common Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Company's Certificate of Incorporation.

          Section 2.02 Sale and Purchase.

               (a) Subject to the terms and conditions hereof, at the Tranche I Closing (as defined in Section 2.03 below) the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, 8,666,666 Common Shares at a price of $3.00 per share.

               (b) Subject to the terms and conditions hereof, at the Tranche II Closing (as defined in Section 2.03 below) the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, 2,430,741 Preferred Shares at a price per share of $30.00 per share, but subject to adjustment as hereinafter provided in this Section 2.02(b) (the "Per Preferred Share Purchase Price"). In the event that the average of the closing prices of the Common Stock as reported on the NYSE on each of the ten (10) consecutive Trading Days during the Ten Trading Day Period (the "Average Trading Price") shall be greater than $4.00 per share, then the Per Preferred Share Purchase Price shall be increased by an amount equal to ten times one-half of the amount by which such Average Trading Price is greater than $4.00, provided, that such increase shall not exceed $5.00 per Preferred Share.

               (c) Notwithstanding anything in this Section 2.02 to the contrary, in no event shall the number of Common Shares or Preferred Shares purchased or purchasable pursuant to this Agreement exceed the lesser of the Standstill Amount or the amount of shares the acquisition of which would constitute a change of control (or similar concept) under any of the Company's debt instruments.

          Section 2.03 Closing. The delivery of the certificate(s) representing the Common Shares, payment by Purchaser of the required consideration and all other instruments required by this Agreement (the "Tranche I Closing") shall take place at 10:00 a.m. on the date of execution of the Agreement at the offices of the Company, 1360 Post Oak Boulevard, Suite 2100, Houston, Texas 77056, or at such other time or place as the Company and Purchaser may mutually agree. The delivery of the certificate(s) representing the Preferred Shares, payment by Purchaser of the required consideration and all other instruments required by this Agreement (the "Tranche II Closing") will occur on the second Trading Day following the satisfaction of the conditions set forth in Sections
5.02 and 5.03 hereof or such other date as is mutually agreed upon by the parties, but in no event shall such date be later than December 7, 2002. Notwithstanding the foregoing, Purchaser may postpone the Tranche II Closing for up to 11 Business Days following any such scheduled Tranche II Closing to the extent the aggregate consideration to fund the purchase price in respect thereof exceeds the amount of funds then on hand at Purchaser. The date of the Tranche I Closing is hereinafter referred to as the "Tranche I Closing Date" and the date of the Tranche II Closing is hereinafter referred to as the "Tranche II Closing Date"). Further, it is the intention of the parties hereto that the Tranche I Closing shall be deemed to have occurred immediately prior to the Aquila Sale.

          Section 2.04 Delivery. At each of the Tranche I Closing and the Tranche II Closing (as applicable, the "Closing"), subject to the terms and conditions hereof, the Company will deliver to Purchaser all of the Common Shares or Preferred Shares, as applicable, by delivery of a certificate or certificates evidencing the Shares to be purchased at the Closing, free and clear of any Liens or interests of any other party other than those incurred by action or inaction of the Purchaser or its Affiliates, and Purchaser will make payment to the Company of the purchase price therefor by wire transfer of immediately available funds to an account designated by the Company.

          Section 2.05 Conversion. Purchaser shall have the right, at its option, to convert shares of Series E Preferred Stock into shares of Common Stock upon the terms and conditions (including antidilution adjustments) as more fully specified in the Certificate of Designation.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Purchaser, which representations and warranties shall survive the Tranche II Closing for a period of two years, as follows:

          Section 3.01 Corporate Existence. The Company: (i) is a corporation duly incorporated, legally existing and in good standing under the laws of the State of Delaware; (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as its business is now being or as its business is proposed to be conducted, except where the failure to have all such material governmental licenses, authorizations, consents and approvals would not have a Material Adverse Effect; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualifications necessary and where failure so to qualify would have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any provision of, in the case of the Company, its Certificate of Incorporation, as amended and restated, or Bylaws, or, in the case of any Subsidiary, its Certificate of Incorporation, Bylaws or other organizational documents. Schedule 3.01 identifies each Subsidiary of the Company and the ownership of all outstanding Capital Stock of each such Subsidiary. Each of the Company's Subsidiaries that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of the State or other jurisdiction of its incorporation and has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the failure to have all such material governmental licenses, authorizations, consents and approvals would not have a Material Adverse Effect. Each of the Company and each of its Subsidiaries that is a corporation is duly qualified or licensed and in good standing as a foreign corporation, and is authorized to do business, in each jurisdiction in which the ownership or leasing of its respective properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not have a Material Adverse Effect. Each Subsidiary of the Company that is not a corporation has been duly formed and is duly qualified or licensed and authorized to do business in each jurisdiction in which the ownership or leasing of its respective properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license or authorization would not have a Material Adverse Effect.

         Section 3.02 Company SEC Documents. The Company has timely filed with the Commission all forms, registrations and proxy statements, reports, schedules and statements required to be filed by it since December 31, 2000, under the Exchange Act or the Securities Act (all documents filed since such date, collectively "Company SEC Documents"). The Company SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (in the case of registration statements and proxy statements, solely on the dates of effectiveness and the dates of mailing, respectively) (except to the extent corrected by a subsequently filed Company SEC Document filed prior to the Tranche I Closing Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (iii) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (iv) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of the Company as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

         Section 3.03 No Material Adverse Change. Except as set forth in or contemplated by the Company SEC Documents filed with the Commission as of the date hereof or in Schedule 3.03, since June 30, 2002, each of the Company and its Subsidiaries has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) change that could reasonably be expected to have a Material Adverse Effect, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to the Company and its Subsidiaries but also affect similarly other Persons who participate or are engaged in the lines of business of which the Company and its Subsidiaries participate or are engaged, (ii) Material Adverse Effect, (iii) declaration, setting aside or payment of any dividend or other distribution with respect to the Company's Capital Stock, (iv) acquisition or disposition of any material asset by the Company or any of its Subsidiaries or any contract or arrangement therefore, otherwise than for fair value in the ordinary course of business or as disclosed in the Company SEC Documents, or (v) material change in the Company's accounting principles, practices or methods.

         Section 3.04 Litigation. Except as set forth in the Company SEC Documents or as disclosed to Purchaser in Schedule 3.04, there is no Action pending or, to the knowledge of the Company, contemplated or threatened against or affecting the Company, any of its Subsidiaries or any of their respective officers, directors, properties or assets, which relates to or challenges the legality, validity or enforceability of this Agreement, any of the Basic Documents or any other documents or agreements executed or to be executed by the Company pursuant hereto or thereto or in connection herewith or therewith, or which (individually or in the aggregate) reasonably could be expected to have a Material Adverse Effect.

         Section 3.05 No Breach. The execution, delivery and performance by the Company of this Agreement, the Basic Documents and all other agreements and instruments to be executed and delivered by the Company pursuant hereto or thereto or in connection herewith or therewith, compliance by the Company with the terms and provisions hereof and thereof, the issuance of the Shares and (when issued) the Conversion Shares by the Company, the consummation by the Company of the transaction contemplated hereby or thereby and the application of the proceeds thereof in compliance herewith do not and will not (a) violate any provision of any law, statute, rule or regulation, order, writ, judgment, injunction, decree, governmental permit, determination or award or other Government Requirement having applicability to the Company or any of its Subsidiaries or any of their respective properties or assets, (b) conflict with or result in a violation of any provision of the charter or bylaws of the Company or its Subsidiaries, (c) require any consent (other than consents set forth on Schedule 3.05), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or constitute a change of control (or similar concept)) under (i) any note, bond, mortgage, license, or loan or credit agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties may be bound or (ii) any other contract, agreement, instrument or obligation, (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Company or any of its Subsidiaries or (e) give rise to any anti-dilution or similar adjustment, or any preemptive rights, in respect of any Capital Stock of the Company; with the exception of the conflicts stated (x) in clause (b) of this Section 3.05, (y) in clause (c) of this Section 3.05 (but, in the case of such clause (c), only in respect of the Senior Loan Documents, the Note Purchase Agreement, the Convertible Loan Documents, the Aquila Documents and any Material Employment Agreement) and (z) in clause (e) of this Section 3.05, except where such conflict, violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 3.05 would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

         Section 3.06 Authority. The Company has all necessary power and authority to execute, deliver and perform its obligations under the Basic Documents to which it is a party; and the execution, delivery and performance by the Company of the Basic Documents to which it is a party, have been duly authorized by all necessary action on its part; and the Basic Documents constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors' rights generally or by general principles of equity. No approval from the stockholders of the Company is required as a result of the Company's issuance of the Shares or the Conversion Shares or the listing of the Common Shares or the Conversion Shares with the New York Stock Exchange (the "NYSE"), except that the affirmative vote of at least a majority of the votes cast by the holders of Common Stock (with the Series A Preferred Stock being voted on an as converted basis), provided that the total votes cast represent a majority of shares entitled to vote (the "Required Stockholder Vote"), is required under the NYSE rules to approve the issuance of the Conversion Shares.

         Section 3.07 Approvals. Except as set forth in Schedule 3.07, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person that has not been made or obtained and is required in connection with the execution, delivery or performance by the Company of this Agreement or any of the Basic Documents or the issuance by the Company of the Shares or the Conversion Shares, except (i) with respect to the Tranche II Closing, consents and approvals under the applicable requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) with respect to the Conversion Shares, the receipt of the Required Stockholder Vote and (iii) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

         Section 3.08 Employee Benefit Matters. The Company and its Subsidiaries and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA or the Code and published interpretations thereunder with respect to all Employee Plans which are subject to ERISA or the Code, except where the failure to be in compliance would not reasonably be likely to have a Material Adverse Effect. No breach or violation of or default by the Company or any ERISA Affiliate under any Employee Plan has occurred which is reasonably likely to have a Material Adverse Effect.

         Section 3.09 Taxes. Except as set forth in Schedule 3.09, the Company and each of its Subsidiaries have timely and properly prepared and filed all necessary federal, state, local and foreign tax returns with respect to the Company and its Subsidiaries that are required to be filed (taking into consideration any extension periods) and have paid when due all taxes shown to be due thereon and have paid, or made adequate provision (in accordance with GAAP) for the payment of, all other taxes and assessments with respect to the Company and its Subsidiaries to the extent that the same shall have become due (taking into consideration any extension periods), except where the failure to file such returns or to pay, or make provision for the payment of, such taxes and assessments would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Except as set forth in Schedule 3.09, the Company has no knowledge of any tax deficiency that has been asserted against the Company or any Subsidiary which the Company reasonably expects to have a Material Adverse Effect.

         Section 3.10 Assets. Neither the Company nor any of its Affiliates is a party to any contract, agreement, arrangement or understanding (other than this Agreement and the agreements entered into hereunder) that by its terms purports to obligate, restrict or otherwise bind Purchaser (as Affiliates of the Company or otherwise) including any area of mutual interest, exclusivity, non-competition or other similar agreement.

         Section 3.11 No Material Misstatements. None of the representations or warranties made by the Company herein or in any Schedule hereto, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

         Section 3.12 Investment Company Act. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         Section 3.13 Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 3.14 No Violation. Neither the Company nor any of its Subsidiaries is (a) in default (nor has an event occurred which, with notice or passage of time or both, would constitute such a default) under or in violation of any provision of (i) any loan or credit agreement (including the Senior Loan Documents, the Note Purchase Agreement and the Convertible Loan Documents), (ii) any Aquila Documents or (iii) any other agreement or instrument to which it is a party or by which it or any of its properties may be bound, (b) a party to any order of any Governmental Authority arising out of any Action, which such violation, default or action in clauses (a)(iii) or (b) could reasonably be expected to have a Material Adverse Effect, (c) in violation of any statute, rule or regulation of any Governmental Authority or any governmental permit, which violation could reasonably be expected to (individually or in the aggregate) (x) affect the legality, validity or enforceability by Purchaser of this Agreement or any of the Basic Documents or (y) have a Material Adverse Effect.

         Section 3.15  Environmental Matters.

                 (a) Environmental Laws. The Company and its Subsidiaries have complied with, and will be in compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws except where failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.15, to the knowledge of the Company, there are no pending, past or threatened Environmental Claims against the Company or any of its Subsidiaries or any Property owned or operated by the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Except as set forth on
     Schedule 3.15, to the knowledge of the Company, there are no conditions or occurrences on or emanating from any Property owned or operated by the Company or any of its Subsidiaries or on any property adjoining or in the vicinity of any such Property that could reasonably be expected (i) to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any Property owned or operated by the Company or any of its Subsidiaries or (ii) to cause any Property owned or operated by the Company or any of its Subsidiaries to be subject to any material restrictions on the ownership, occupancy, the current or intended use or transferability of such Property by the Company or any of its Subsidiaries under any applicable Environmental Law, except for any such condition or occurrence described in clauses (i) or (ii) which could not reasonably be expected to have a Material Adverse Effect.

              (b) Hazardous Materials. Except as set forth on Schedule 3.15, to the knowledge of the Company (i) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any property owned or operated by the Company or any of its Subsidiaries in a manner that has violated or could reasonably be expected to violate any Environmental Law, except for such violation which could not reasonably be expected to have a Material Adverse Effect, and (ii) Hazardous Materials have not at any time been released on or from any property owned or operated by the Company or any of its Subsidiaries in a manner that has violated or could reasonably be expected to violate any Environmental Law, except for such violation which could not reasonably be expected to have a Material Adverse Effect.

         Section 3.16 Insurance. Except as set forth in Schedule 3.16, the Company and its Subsidiaries (for such time period after an entity became a Subsidiary of the Company) have policies of property and casualty insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the Company and its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been, nor any basis for the Company to reasonably believe that a material claim will be, questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies and bonds. Except as set forth in Schedule 3.16, the Company has no knowledge of, since December 31, 2001, any threatened termination of, or material premium increase with respect to, any of such policies. Schedule 3.16 identifies all risks, if any, of the Company or any of its Subsidiaries that are self-insured and might have a Material Adverse Effect.

         Section 3.17 Capitalization. The authorized Capital Stock of the Company consists of (a) 300,000,000 shares of Common Stock, par value $0.00001 per share, 59,799,848 shares are issued and outstanding as of the end of the day immediately preceding the Tranche I Closing Date (the "Share Calculation Date") and 926,371 shares of Common Stock are held in treasury; (b) 3,345,333 shares of Limited Vote Common Stock, par value $0.00001 per share, of which 1,083,750 shares are issued and outstanding as of the Share Calculation Date; and (c) 10,000,000 shares of preferred stock, par value $0.00001 per share, of which (x) 3,444,961 shares have been designated Series A convertible preferred stock, par value $0.0001 per share (the "Series A Preferred Stock"), of which all 3,444,961 shares are issued and outstanding as of the Share Calculation Date, which shares are convertible into 17,224,805 shares of Common Stock (which number of shares (assuming delivery of the Aquila Consent) will not be subject to adjustment as a result of the transactions contemplated by this Agreement), (y) 1,000,000 shares have been designated Series B junior participating preferred stock, par value $0.00001 per share (the "Series B Preferred Stock"), of which no shares are issued and outstanding as of the Share Calculation Date, and (z) 1,000,000 shares have been designated Series C junior convertible preferred stock, par value $0.00001 per share (the "Series C Preferred Stock"), of which no shares are issued and outstanding as of the Share Calculation Date; provided, that as of the Tranche II Closing Date, no shares of the Series B Preferred Stock or Series C Preferred Stock will be designated, issued or outstanding, 1,000,000 shares will be designated Series D junior participating preferred stock, par value $0.00001 per share, of which no shares will be issued and outstanding, and 3,918,209 shares will be designated Series E Preferred Stock of which, immediately prior to the Tranche II Closing, no shares will be issued and outstanding. All outstanding shares of Common Stock, Limited Vote Common Stock and Series A Preferred Stock are validly issued, fully paid and nonassessable and were issued free of preemptive rights. Except as set forth on Schedule 3.17, the Company is not a party to any voting trust or other agreement with respect to the voting of its Capital Stock. Except as set forth in Schedule 3.17, there are as of the Share Calculation Date no (i) outstanding securities convertible into or exchangeable for Capital Stock of the Company or
(ii) contracts, commitments, agreements, understandings or arrangements of any kind to which the Company is a party obligating the Company under any circumstance to issue any Capital Stock (including by virtue of anti-dilution provisions of any Capital Stock), or any securities convertible into or exchangeable for or rights to purchase or subscribe for Capital Stock of the Company, other than this Agreement (the "Share Issuance Obligations"). Schedule
3.17 reasonably sets forth information regarding the Share Issuance Obligations. Except as set forth on Schedule 3.17 neither the Company nor any of its Subsidiaries is a party to or bound by any agreement with respect to any of its securities that grants registration rights to any Person.

         Section 3.18 Conversion Shares. The Conversion Shares, when issued and delivered in accordance with the terms of the Certificate of Designation, will be duly and validly issued, fully paid, non-assessable, free of preemptive rights of other stockholders and free from all Liens (except any Liens created or suffered to be created by Purchaser or its Affiliates) and will not be subject to any restriction on the voting or transfer thereof created by the Company, other than the restrictions set forth in Section 4.05 of this Agreement and pursuant to the Investor's Rights Agreement. The Company has duly and validly reserved the Conversion Shares for issuance upon conversion of the Shares.

         Section 3.19 Certain Fees. Except for the fees payable to Goldman, Sachs & Co. described on Schedule 3.19 attached hereto, no fees or commissions will be payable by the Company to brokers, finders, investment bankers, or Purchaser with respect to the issuance and sale of any of the Shares or the consummation of the transactions contemplated by this Agreement. The Company agrees that it will indemnify and hold harmless Purchaser from and against any and all claims, demands, or liabilities for broker's, finders, placement, or other similar fees or commissions incurred by the Company or alleged to have been incurred by the Company in connection with the issuance or sale of the Shares or the consummation of the transaction contemplated by this Agreement.

         Section 3.20 Licenses. Except as set forth in Schedule 3.20, each of the Company and its Subsidiaries holds all licenses, franchises, permits, consents, registrations, certificates and other approvals (including, without limitation, those relating to environmental matters and worker health and safety) (individually, a "License" and, collectively, "Licenses") required for the conduct of its business as now being conducted, except where the failure to hold any such License would not have a Material Adverse Effect.

         Section 3.21 Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the consolidated balance sheet of the Company as of June 30, 2002 or the notes thereto included in the Company SEC Documents or otherwise disclosed in the Company SEC Documents filed with the Commission as of the date hereof (b) those incurred in connection with the execution of the Basic Documents (c) obligations incurred in the ordinary course of business subsequent to June 30, 2002 or (d) as set forth in Schedule 3.21, neither the Company nor any of its subsidiaries have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, and that would be required by GAAP to be disclosed and that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect.

         Section 3.22 Labor Relations. Except as disclosed on Schedule 3.22, there is no unfair labor practice litigation involving the Company or any of its subsidiaries either pending before the National Labor Relations Board or a court or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries. Except as disclosed on Schedule 3.22, there is no labor strike, dispute, slowdown or stoppage, either pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, nor has the Company experienced any such labor interruptions over the past two years. The Company considers its relationship with its employees to be good.

         Section 3.23 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to render inapplicable to the issuance of Shares and Conversion Shares to Purchaser and the transactions contemplated hereby (including the Aquila Sale) the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to the issuance of Shares and Conversion Shares to Purchaser and the transactions contemplated hereby (including the Aquila Sale).

         Section 3.24 Stockholders' Rights Plan. The Company and the Board of Directors have taken all necessary action to render the Stockholders' Rights Plan inapplicable to the issuance of Common Shares, Preferred Shares (including shares issuable as pay-in-kind dividends) and Conversion Shares, the sale of shares pursuant to the Aquila Sale and any other sales or issuances in accordance with the Basic Documents and neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will result in the Purchaser becoming an "Acquiring Person" or will result in a "Triggering Event," "Distribution Date," "Flip-In Event," or "Share Acquisition Date" (as such terms are defined in the Stockholders' Rights Plan).

                                  ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         Purchaser represents and warrants to the Company, which representations and warranties shall survive the execution of any Basic Document, that as of the date of this Agreement:

         Section 4.01 Organization. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

         Section 4.02 Authorization of Transaction. The Purchaser has all requisite partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been validly authorized by all necessary partnership action on the part of the Purchaser. This Agreement has been validly executed and delivered by the Purchaser and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

         Section 4.03 Noncontravention. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of the transactions contemplated hereby, will: (a) conflict with or violate any provision of the partnership agreement of the Purchaser; (b) require on the part of the Purchaser any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except (i) with respect to the Tranche II Closing, consents and approvals under the HSR Act, and (ii) for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to result in a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement (a "Purchaser Material Adverse Effect"); (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which the Purchaser is a party or by which the Purchaser is bound, except for (i) any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Purchaser Material Adverse Effect or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to result in a Material Adverse Effect; or (d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, the Purchaser or any of its properties or assets, except for any violation that would not reasonably be expected to result in a Purchaser Material Adverse Effect.

         Section 4.04 Litigation. There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to the Purchaser's knowledge, threatened against the Purchaser which would adversely affect the Purchaser's performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

         Section 4.05 Investment. Purchaser represents and warrants to, and covenants and agrees with, the Company that the Shares are being acquired for its own account, not as a nominee or agent, and with no intention of distributing or reselling the Shares or the Conversion Shares or any part thereof and that Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction that would be in violation of the securities laws of the United States of America or any State, without prejudice, however, to Purchaser's right at all times to sell or otherwise dispose of all or any part of the Shares or the Conversion Shares under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder). If Purchaser should in the future decide to dispose of any of the Shares or the Conversion Shares, Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities law, as then in effect, and (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and
(b) that stop-transfer instructions to that effect will be in effect with respect to such securities. Purchaser agrees to the imprinting, so long as appropriate, of a legend on each certificate representing the Securities to the effect as set forth above.

         Section 4.06 Nature of Purchaser. Purchaser represents and warrants to, and covenants and agrees with, the Company that, (a) it is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

         Section 4.07 Receipt of Information; Authorization. Purchaser acknowledges that it has had access to information regarding the business, assets, operations, financial condition and results of operations of the Company and has been provided a reasonable opportunity to ask questions of and receive answers from representatives of the Company regarding such matters. Purchaser acknowledges that it has signed a Confidentiality Agreement with the Company, and it hereby re-affirms its obligation under such agreement. Purchaser further acknowledges that it is experienced in investing in corporations and businesses. Purchaser represents and warrants that the purchase of the Shares by it has been duly and properly authorized and this Agreement and each other Basic Document to which Purchaser is (or will at the Tranche II Closing be) a signatory have been (or, with respect to the other Basic Documents, at the Tranche II Closing will be) duly executed and delivered by it or on its behalf.

         Section 4.08 Anti-Hedging. Purchaser represents and warrants to, and covenants and agrees with, the Company that it will not at any time prior to the tenth anniversary of the Tranche II Closing Date engage in any put, call, option, short-sale, hedge, straddle or similar transactions in the Company's Capital Stock intended to reduce Purchaser's risk of owning the Company's Capital Stock.

         Section 4.09 Restricted Securities. Purchaser understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, such Purchaser represents that it is familiar with Rule 144 of the Commission promulgated under the Securities Act.

         Section 4.10 Certain Fee. No fees or commissions will be payable by Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Securities or the consummation of the transaction contemplated by this Agreement. Purchaser agrees that it will, jointly and severally, indemnify and hold harmless the Company from and against any and all claims, demands, or liabilities for broker's, finders, placement, or other similar fees or commissions incurred by Purchaser or alleged to have been incurred by Purchaser in connection with the purchase of the Securities or the consummation of the transaction contemplated by this Agreement.

         Section 4.11 No Implied Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the express understanding of Purchaser that the Company is not making any representation or warranty whatsoever, express or implied, other than those representations and warranties of the Company expressly set forth in this Agreement.

         Section 4.12 Available Funds. Purchaser has the funds on hand necessary to satisfy its obligation to pay for the Common Shares on the Tranche I Closing Date pursuant to Section 2.02(a). Purchaser has, or will have on the Tranche II Closing Date, the funds on hand necessary to satisfy its obligation to pay for the Preferred Shares on the Tranche II Closing Date pursuant to Section 2.02(b).

                                   ARTICLE V.
                             CONDITIONS TO CLOSINGS

         Section 5.01 Conditions to the Purchaser's Obligation to Purchase the Shares at the Tranche I Closing. In addition to any other applicable conditions set forth herein, Purchaser's obligation to purchase the Shares at the Tranche I Closing, is subject to the satisfaction of the following conditions, each of which may be waived in the sole discretion of Purchaser:

              (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in
     Article III hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and the representations and warranties made by the Company in Article III hereof that are not so qualified shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 3.17, 3.23 and
     3.24 hereof, which shall be true and correct in all respects) as of the Tranche I Closing Date, except (A) for changes contemplated by this Agreement and (B) for those representations and warranties that address matters only as of a particular date (which representations and warranties which address matters only as of a particular date shall be true and correct in all respects or in all material respects, as the case may be, as of such particular date). The Company shall have performed all obligations and satisfied all conditions herein required to be performed or observed or satisfied by it on or prior to the Tranche I Closing Date;

              (b) Legal Investment. On the Tranche I Closing Date, the sale and issuance of the Shares shall be legally permitted by all laws, regulations and NYSE listing rules to which Purchaser and the Company are subject;

              (c) Consents, Permits, and Waivers. The Company shall have obtained all consents, permits and waivers necessary for consummation of the Tranche I Closing Date transactions contemplated by this Agreement and the other Basic Documents;

              (d) Corporate Documents. The Company shall have delivered to Purchaser or its counsel, copies of all corporate documents of the Company as Purchaser shall reasonably request;

              (e) Secretary's Certificate; Good Standing Certificate. The Company shall have delivered to Purchaser a certificate executed by the Secretary of the Company, dated the Tranche I Closing Date, certifying as to (A) the resolutions of the Board of Directors evidencing approval of the transactions contemplated by and from this Agreement and the Basic Documents and the authorization of the named officer or officers to execute and deliver this Agreement and the Basic Documents, (B) the Certificate of Incorporation and the Bylaws of the Company, in each case, as amended, and
     (C) certain of the officers of the Company, their titles and examples of their signatures. The Company shall have delivered to Purchaser a certificate, dated as of the Tranche I Closing Date, certifying as to the fulfillment of the condition set forth in Section 5.01(a) hereof. The Company shall have delivered to Purchaser a certificate of the Secretary of State of the State of Delaware, dated a recent date in relation to the Tranche I Closing Date, that the Company is in good standing;

              (f) No Material Adverse Effect. No event or change has occurred which has had, or could reasonably be expected to have, a Material Adverse Effect;

              (g) Investor's Rights Agreement. The Investor's Rights Agreement, in the form attached hereto as Exhibit C, shall have been executed and delivered by the Company;

              (h) Legal Opinion. Purchaser shall have received from legal counsel to the Company and Winston & Strawn opinions addressed to it, dated as of the Tranche I Closing Date, in the forms substantially similar in substance to the forms of opinions attached hereto as Exhibits A-1 and A-2; and

              (i) Aquila Consent. The Aquila Consent shall have been executed and delivered by Aquila and the Company and be in full force and effect.

         Section 5.02 Conditions to the Purchaser's Obligation to Purchase Shares at the Tranche II Closing. In addition to any other applicable conditions set forth herein, Purchaser's obligation to purchase the Shares at the Tranche II Closing is subject to the satisfaction of the following conditions, each of which may be waived in the sole discretion of Purchaser:

              (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in
     Article III hereof shall be true and correct in all material respects (other than the representations and warranties set forth in Sections 3.17, 3.23 and 3.24 hereof, which shall be true and correct in all respects) as of the Tranche II Closing Date, except (A) for changes contemplated by this Agreement and (B) for those representations and warranties that address matters only as of a particular date (which representations and warranties which address matters only as of a particular date shall be true and correct in all respects or in all material respects, as the case may be, as of such particular date). The Company shall have performed all obligations and satisfied all conditions herein required to be performed or observed or satisfied by it on or prior to the Tranche II Closing Date; provided, however, that the Company shall not be deemed to make the representations and warranties set forth in Section 3.03 as of the Tranche II Closing
     Date).

              (b) Legal Investment. On the Tranche II Closing Date, subject to, in the case of the Conversion Shares, the receipt of the Required Stockholder Vote, the sale and issuance of the Shares shall be legally permitted by all laws, regulations and NYSE listing rules to which Purchaser and the Company are subject;

              (c) Consents, Permits, and Waivers. The Company shall have obtained all consents, permits and waivers necessary for consummation of the Tranche II Closing Date transactions contemplated by this Agreement and the other Basic Documents;

              (d) Corporate Documents. The Company shall have delivered to Purchaser or its counsel, copies of all corporate documents of the Company as Purchaser shall reasonably request;

              (e) Secretary's Certificate; Good Standing Certificate. The Company shall have delivered to Purchaser a certificate executed by the Secretary of the Company, dated the Tranche II Closing Date, certifying as to (A) the resolutions of the Board of Directors evidencing approval of the transactions contemplated by and from this Agreement and the Basic Documents and the authorization of the named officer or officers to execute and deliver this Agreement and the Basic Documents, (B) the Certificate of Incorporation and the Bylaws of the Company, in each case, as amended, and
     (C) certain of the officers of the Company, their titles and examples of their signatures. The Company shall have delivered to Purchaser a certificate, dated as of the Tranche II Closing Date, certifying as to the fulfillment of the condition set forth in Section 5.02(a) hereof. The Company shall have delivered to Purchaser a certificate of the Secretary of State of the State of Delaware, dated a recent date in relation to the Tranche II Closing Date, that the Company is in good standing;

              (f) Legal Opinion. Purchaser shall have received from the Company's legal counsel and Winston & Strawn opinions addressed to it, dated as of the Tranche II Closing Date, in the forms substantially similar in substance to the forms of opinions attached hereto as Exhibits A-1 and A-2;

              (g) Certificate of Designation. The Certificate of Designation, in the form set forth in Exhibit B, shall have been adopted and executed by the Company and filed with and certified by the Secretary of State of the State of Delaware;

              (h) Covenant Amendments. The Company's financial covenants set forth in the Senior Loan Documents and the Note Purchase Agreement shall have been amended effective upon the Tranche II Closing in a manner reasonably acceptable to Purchaser;

              (i) Aquila Consent. The Aquila Consent shall have been executed and delivered by Aquila and the Company and be in full force and effect; and

         Section 5.03 Conditions to Obligations of the Company. In addition to any other applicable conditions set forth herein, the Company's obligation to issue and sell the Shares at the Tranche I Closing or Tranche II Closing, as applicable, is subject to the satisfaction, on or prior to such Closing, of the following conditions, each of which may be waived in the sole discretion of the
Company:

              (a) Representations and Warranties True. The representations and warranties made by Purchaser in Article IV hereof that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and the representations and warranties made by the Company in
     Article IV hereof that are not so qualified shall be true and correct in all material respects at each Closing Date except (A) for changes contemplated by this Agreement and (B) for those representations and warranties that address matters only as of a particular date (which representations and warranties which address matters only as of a particular date shall be true and correct in all respects or in all material respects, as the case may be, as of such particular date) and (C) where the failure to be true and correct would not reasonably be expected to result in a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement. Purchaser shall have performed all obligations herein required to be performed or complied with by it on or before such Closing Date;

              (b) Consents, Permits, and Waivers. The Company shall have obtained all consents, permits and waivers necessary for consummation on such Closing Date of the transactions contemplated by this Agreement and the other Basic Documents;

              (c) Investor's Rights Agreement. With respect to the Tranche I Closing only, the Investor's Rights Agreement, in the form attached hereto as Exhibit C, shall have been executed and delivered by Purchaser;

              (d) Covenant Amendments. With respect to the Tranche II Closing Date, the Company's financial covenants set forth in the Senior Loan Documents and the Note Purchase Agreement shall have been amended effective upon the Tranche II Closing in a manner reasonably acceptable to the Company.

                                   ARTICLE VI.
                                    COVENANTS

         Section 6.01 Financial Statements and Reports. The Company shall deliver, or shall cause to be delivered, to Purchaser:

              (a) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Company, the audited consolidated statements of income, stockholders' equity, changes in financial position and cash flow of the Company and its Consolidated Subsidiaries for such fiscal year, and the related consolidated balance sheets of the Company and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants of recognized national standing, which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles with which the independent public accountants shall have concurred. The provisions of this Section 6.01(a) shall be deemed satisfied as long as the Company timely files financial statements in accordance with, and meeting the requirements of, the Exchange Act, without extension.

              (b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Company, consolidated statements of income, stockholder's equity, changes in financial position and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as of the end of the prior fiscal year and at the end of such period, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments). The provisions of this Section 6.01(b) shall be deemed satisfied as long as the Company timely files financial statements in accordance with, and meeting the requirements of, the Exchange Act, without extension.

              (c) SEC Filings, Etc. Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and each regular or periodic report and any registration statement or prospectus in respect thereof filed by the Company with any securities exchange or the Commission or any successor agency. The requirements of this Section 6.01(c) shall be deemed to be satisfied as to those documents that are filed with the Commission upon the timely filing of such documents with the Commission.

              (d) Other Matters. Subject to any applicable restrictions on disclosure, from time to time such other information regarding the business, affairs or financial condition of the Company (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as Purchaser may reasonably request; provided, however, that the Company shall not be obligated pursuant to this Section 6.01 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

         Section 6.02 Maintenance, Etc. The Company shall and shall cause each Subsidiary to: (a) upon reasonable notice, permit representatives of Purchaser, during normal business hours, to examine, copy and make extracts from its financial books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably required by Purchaser; provided, however, that the Company shall not be obligated pursuant to this Section 6.02 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information; (b) preserve and maintain its corporate existence and all of its material attendant rights, privileges and franchises, keep appropriate books of record and account in relation to its business and activities; provided, however, that the Company may purchase or otherwise acquire all or substantially all of the stock or assets of, or otherwise acquire by merger or consolidation, any of its Subsidiaries, and any such Subsidiary may merge into, or consolidate with, or purchase or otherwise acquire all or substantially all of the assets or stock of, or sell all or substantially all of its assets or stock to, any other Subsidiary of the Company or the Company, in each case so long as (i) if the transaction is with the Company, the Company shall be the surviving entity to any such merger or consolidation or (ii) if the transaction is not with the Company, a Subsidiary shall be the surviving entity to any such merger or consolidation; (c) comply with all Governmental Requirements, including, without limitation, any Environmental Laws, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect; and (d) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

         Section 6.03 Further Assurances. The Company will cure promptly any defects in the creation and issuance of the Shares and the Conversion Shares and the execution and delivery of the Basic Documents. The Company at its expense will promptly execute and deliver to Purchaser, upon request, all such other documents, agreements and instruments to correct any omissions in the Basic Documents or to make any recordings, to file any notices or obtain any consents, all as may reasonably be necessary or appropriate in connection therewith.

         Section 6.04 Efforts; Performance of Obligations. Each party agrees to use commercially reasonable efforts to take any and all actions required to consummate the transactions contemplated in this Agreement and the other Basic Documents. Each party will do and perform every act and discharge all of the obligations to be performed and discharged by it under the Certificate of Designation and the other Basic Documents, at the time and times and in the manner specified.

         Section 6.05 Shares. The Company shall at all times during the term of the Preferred Shares maintain a sufficient number of shares of Common Stock of the Company to be issued as Conversion Shares upon the conversion of all or part of the Preferred Shares.

         Section 6.06 Insurance. The Company shall maintain such insurance as to comply with all requirements of law and agreements to which the Company or any subsidiary is a party and otherwise sufficient to adequately insure against such risks as are usually insured against in the same general area by companies engaged in the same or similar business for the assets and operations of the Company and each Subsidiary.

         Section 6.07 Use of Proceeds. The Company shall use the net proceeds from the purchase and sale of the Shares solely (a) for the Company's acquisition program, (b) for general working capital, and (c) to reduce senior debt.

         Section 6.08 Notification of Certain Matters. The Company shall give prompt notice to Purchaser of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause the failure of the Company to comply with or satisfy any covenant or agreement under this Agreement.

         Section 6.09 Nomination of First Reserve Director Designee(s). If at any time First Reserve would be entitled to elect one or more directors to the Company's Board of Directors pursuant to the terms of Article VII of the Investor's Rights Agreement, but for the unenforceability of such provision under applicable law, the Company agrees to cause the person(s) that would have been designated by First Reserve under such section to be nominated as directors to the Company's Board of Directors.

         Section 6.10 Venture Capital Operating Companies. The Company shall cooperate reasonably with Purchaser so that Purchaser may treat the purchase of the Shares as contemplated by this Agreement as "venture capital investments" within the meaning of the applicable "Venture Capital Operating Company" rules issued by the Department of Labor under ERISA.

         Section 6.11 Covenant Amendments. Promptly following the date hereof, Purchaser and the Company shall cooperate reasonably to develop a proposal with respect to financial covenant amendments to be negotiated among the Company, the Senior Lenders and the Note Holders. The Company and Purchaser shall use their respective commercially reasonable efforts to cause such amendments (with such changes as Company and Purchaser shall agree, acting reasonably) to be effected as promptly as practicable following the date hereof.

         Section 6.12 Calling of Stockholders' Meeting. The Company shall, upon Purchaser's written request, call a special meeting of the stockholders of the Company before the end of the calendar year 2002 and its Board of Directors shall recommend the approval by the Company's stockholders of (A) the conversion rights of the Preferred Stock and (B) the issuance of such number of shares of Common Stock as shall be issuable upon the conversion of the Preferred Stock. If the stockholders do not approve such matters at such 2002 special meeting, the Company's Board of Directors shall, upon Purchaser's written request, which written request may be repeated in 2003, 2004, 2005 and 2006, if necessary, recommend the actions set forth in the previous sentence.

         Section 6.13 Fees and Expenses. The Company shall pay (i) all filing fees associated with all filings required under the HSR Act and any other notification or request for consent, approval or permission that may be required by statute, regulation or judicial decrees in connection with the proposed transaction, (ii) upon the Tranche I Closing, the Company shall reimburse Purchaser for all reasonable fees and expenses incurred by Purchaser in connection therewith and (iii) upon the Tranche II Closing, the Company shall reimburse Purchaser for all reasonable fees and expenses incurred by Purchaser in connection therewith (and, to effect such reimbursements, Purchaser shall be entitled to deduct such amount from any amounts payable to the Company pursuant to this Agreement).

         Section 6.14 Termination of Certain Covenants. The covenants set forth in Sections 6.01, 6.02, 6.06, 6.07, 6.08 (with respect to covenants which have terminated pursuant to this Section 6.14) and 6.12 shall terminate and be of no further force and effect if the Voting Percentage of Purchaser and its affiliates is less than 10%.

         Section 6.15 Grounds for Termination. This Agreement may be terminated at any time prior to the Tranche II Closing:

              (a) by mutual written agreement of the Company and Purchaser;

              (b) by either the Company or Purchaser if the Tranche II Closing shall not have been consummated on or before December 7, 2002, unless extended by mutual agreement or unless the failure to consummate the Closing is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any obligation required to be performed by such party at or prior to the Tranche II Closing Date; or

              (c) by either the Company or Purchaser if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction.

         Any party desiring to terminate this Agreement pursuant to Section 6.15(b) or 6.15(c) shall promptly give notice of such termination to the other party hereto.

         Section 6.16 Effect of Termination. If this Agreement is terminated as permitted by Section 6.16, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful (a) failure of any party to fulfill a condition to the performance of the obligations of the other parties, (b) failure to perform a covenant of this Agreement or (c) breach by any parties hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all losses incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 6.16, 7.06, 7.07, 7.08, 7.09, 7.10 shall survive any termination hereof pursuant to Section 6.16.

         Section 6.18 NYSE Listing of Shares. Promptly after the Tranche I Closing Date, the Company shall file a supplemental listing application and obtain the authorization of the NYSE for the issuance of the Common Shares. Promptly after the Company obtains the Required Stockholder Vote, the Company shall file a supplemental listing application and obtain the authorization of the NYSE for the issuance of the Conversion Shares.

         Section 6.19 Waiver of Accrued Series A Dividends. Purchaser waives any and all rights and benefits in and to any accrued and unpaid dividends which have accrued up to the date hereof and which are unpaid, whether declared or undeclared, with respect to any Series A Preferred Stock being purchased by Purchaser pursuant to the Aquila Sale.

                                  ARTICLE VII.
                                  MISCELLANEOUS

         Section 7.01 Interpretation and Survival of Provisions. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word "including" shall mean "including but not limited to." Whenever the Company has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of the Company unless otherwise specified. Whenever any determination, consent, or approval is to be made or given by Purchaser, such action shall be in Purchaser's sole discretion unless otherwise specified in this Agreement. If any provision in the Basic Documents is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter. The representation and warranties of the Company shall survive for the applicable two-year period identified in the first paragraph of Article III above, and the covenants made in this Agreement, or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Company or Purchaser or (b) acceptance of any of the Securities and payment therefor and repayment or repurchase thereof. All indemnification obligations of the Company and the provisions of Section 7.02 shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing referencing those individual Sections, regardless of any purported general termination of this Agreement.

         Section 7.02 Indemnification, Costs and Expenses.

              (a) Indemnification Regarding Company Activities. The Company agrees to indemnify Purchaser, and its officers, directors, employees, representatives, agents, attorneys, and Affiliates (collectively, "Related Parties") from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, any and all actions, suits, proceedings (including any investigations, litigation, or inquiries), claims, demands, and causes of action, and, in connection therewith, all reasonable costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, net of any insurance paid to Purchaser under the Company's insurance arrangements, (collectively, the "Indemnity Matters") that may be incurred by them or asserted against or involve any of them as a result of a claim by a Person that is not an Affiliate of Purchaser or any Related Parties under clauses (i), (ii), (iii) and (v) below (whether or not any of them is designated a party thereto) as a result of, arising out of, or in any way related to (i) any actual or proposed use by the Company of the proceeds of any sale of the Securities, (ii) the operations of the business of the Company or any of its Affiliates, (iii) the failure of the Company or any of its Affiliates to comply with any Governmental Requirement, (iv) the breach of the representations, warranties and covenants of the Company contained herein or in any of the other Basic Documents, provided such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties, or (v) any other aspect of this Agreement and the other Basic Documents, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation, or inquiries), or claim and INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE NEGLIGENCE OF ANY INDEMNITEE (but not Indemnity Matters related to the gross negligence or willful misconduct of any Indemnitee).

              (b) Indemnification Regarding Taxes. The Company agrees to pay and hold Purchaser harmless from and against any and all present and future stamp and other similar taxes with respect to this Agreement and Basic Documents and save Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes, and will indemnify Purchaser for the full amount of taxes paid by Purchaser (not to include income or gross receipt tax liability) in respect of payments made or to be made under this Agreement or any other Basic Document and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such taxes were correctly or legally asserted.

              (c) Indemnification Regarding Environmental Matters. The Company agrees to indemnify and hold harmless from time to time Purchaser and its Related Parties from and against any and all losses, claims, cost recovery actions, administrative orders or proceedings, damages, and liabilities to which Purchaser and its Related Parties may incur, have asserted against them or involve any of them pursuant to a claim by a Person that is not an Affiliate of Purchaser or any Related Parties (i) under any Environmental Law applicable to the Company, any Subsidiary, or any of their respective Properties, (ii) as a result of the breach or non-compliance by the Company or any Subsidiary with any Environmental Law applicable to the Company or any Subsidiary, or any of their respective Properties, (iii) due to the ownership by the Company or any Subsidiary of their respective Properties or any activity on any of their respective Properties, or any past activity on any of their respective Properties which, though lawful and fully permissible at the time, could result in present liability under any Environmental Law, (iv) the presence, use, release, storage, treatment, or disposal of hazardous substances on or at any of the properties owned or operated by the Company or any Subsidiary, or (v) any other environmental, health, or safety condition in connection with this Agreement or any other Basic Document; provided, however, that the Company shall not be required to indemnify Purchaser or its Related Parties for any diminution in the value of its investment in the Company resulting from any environmental matter described in this
     Section 7.02(c).

              (d) Indemnification Procedure. Promptly after Purchaser or other Person indemnified hereunder (hereinafter, the "Indemnified Party") has received notice or has knowledge of any claim for indemnification hereunder, or the commencement of any action or proceeding by a third person, that the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the Company written notice of such claim or the commencement of such action or proceeding, but failure so to notify the Company will not relieve the Company of any liability which it may have to such Indemnified Party hereunder except to the extent that the Company is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim. The Company shall have the right to defend and settle, at its own expense and by its own counsel, any such matter. If the Company undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Company and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Company with any books, records and other information reasonably requested by the Company and in the Indemnified Party's possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Company. After the Company has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, the Company shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof or (ii) if (A) the Company has failed to assume the defense and employ counsel or (B) if the defendants in any such action include both the Indemnified Party and the Company and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or additional to those available to the Company or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Company, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Company as incurred, and the Company shall not settle any such claim without the consent of the Indemnified Party unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party. If the Indemnified Party undertakes such a defense through counsel of its choice, the Indemnified Party may settle such matter, and the Company shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith.

              (e) Survival. The Company's obligations under this Section 7.02 shall survive any termination of this Agreement and the payment of the Obligations.

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

               (f) Acknowledgement. THE INDEMNIFICATION AND RELEASE PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM (i) THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE (EXCEPT THAT THE COMPANY WILL NOT INDEMNIFY ANY INDEMNIFIED PARTY FOR ANY LOSSES, COSTS, EXPENSES AND DAMAGES ARISING SOLELY OR IN PART FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY), OR OTHER FAULT OF ANY INDEMNIFIED PARTY OR (ii) ANY ACTION THAT SUBJECTS THE INDEMNIFIED PARTY TO CLAIMS PREMISED IN WHOLE OR IN PART IN STRICT LIABILITY. THE COMPANY AND PURCHASER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

         Section 7.03 No Waiver; Modifications in Writing.

               (a) Delay. No failure or delay on the part of either party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

               (b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification, or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by the Company and Purchaser. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document, and any consent to any departure by the Company from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given.

         Section 7.04 Binding Effect; Assignment.

               (a) Binding Effect. This Agreement shall be binding upon the Company, Purchaser, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement, and their respective successors and permitted assigns.

               (b) Assignment of Shares. All or any portion of Shares or the Conversion Shares purchased pursuant to this Agreement may be sold, assigned or pledged by Purchaser, subject to compliance with applicable securities laws and the restrictions on transfer set forth in the Investor's Rights Agreement.

              (c) Assignment of Rights. All or any portion of the rights and obligations of Purchaser under this Agreement with respect to the Basic Documents, except as set forth therein, may be transferred by Purchaser; provided, however, that the rights set forth in the Investor's Rights Agreement may not be transferred to a transferee of the Shares or Conversion Shares, except in the case of transfers to one or more Affiliates of Purchaser in accordance with the terms and conditions of the Investor's Rights Agreement; provided, however, that Purchaser may not transfer any rights or obligations under this Agreement to any Competitor (as defined in the Investor's Rights Agreement). Purchaser acknowledges and agrees that it may not transfer any rights or obligations under this Agreement without compliance with all relevant restrictions on transfer of any Common Stock or Preferred Stock imposed by any Basic Document. Without limiting the foregoing, Purchaser shall not transfer Shares representing 15% or more of the outstanding Voting Securities to any one person in a transaction or a series of transactions, unless any such transferee provides to the Company an agreement reasonably acceptable to a majority of the Company's directors that were not appointed (pursuant to Article VII of the Investor's Rights Agreement) by, or affiliated with, Purchaser pursuant to which such transferee agrees to be bound by all provisions of this Agreement applicable to Purchaser; provided, that in no case shall the Voting Percentage ownership of any such transferee exceed the Standstill Amount. Upon any permitted assignment of the Basic Documents, the assignee shall succeed to all of the assignor's rights and obligations under the Basic Documents to the extent assigned and Purchaser shall be automatically released from any such obligations hereunder with respect to the Basic Documents to the extent assigned, except in the case of an assignment to an Affiliate of Purchaser in which event Purchaser shall be secondarily liable in respect of its obligations under the Basic Documents. Upon the request of Purchaser in connection with any transfer of the Shares or Conversion Shares, the Company shall execute and deliver any amendment to this Agreement, and the other Basic Documents reasonably requested by Purchaser to reflect the transfer and delineate the rights of the transferor and the transferee provided that the Company shall not be liable for the expenses incurred in documenting such amendment.

         Section 7.05 Replacement Securities. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of any certificate or certificates representing Shares or Conversion Shares and, in the case of any such loss, theft, or destruction, upon delivery of any indemnity or other obligation reasonably requested by the Company or its transfer agent to the Company or, in the case of any such mutilation, upon surrender or cancellation thereof, the Company will issue a new certificate or certificates.

         Section 7.06 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

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

         If to Purchaser:

         First Reserve Fund IX, L.P.
         c/o First Reserve Corporation
         600 Travis Street
         Suite 6000
         Houston, Texas 77002
         Attention:  Ben A. Guill
         Telecopier: (713) 224-0771

         With a copy to:

         Skadden, Arps, Slate, Meagher &
         Flom LLP
         Four Times Square
         New York, New York 10036
         Attention:  Howard L. Ellin
         Telecopier: (212) 735-2000

         If to the Company:

         Quanta Services, Inc.
         1360 Post Oak Boulevard, Suite 2100
         Houston, Texas 77056
         Attention:  Vice President and General Counsel
         Telecopier: (713) 629-7676

         or to such other address as the Company or any Purchaser may designate in writing. All other communications may be by regular mail or Internet electronic mail. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested; when receipt acknowledged, if telecopied; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

         Section 7.07 Governing Law; Consent to Jurisdiction. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any judicial proceedings with respect to this Agreement shall be brought in a federal or state court located in the State of Delaware, and by execution and delivery of this Agreement, each party submits, irrevocably and unconditionally, to the exclusive jurisdiction of such court and any related appellate court, irrevocably agrees to be bound by any judgment rendered thereby, and waives any objection to the laying of venue in any such proceedings in such courts. To the fullest extent permitted by law, the parties hereto further agree that service of any process, summons, notice or document by U.S. certified or registered mail to such party's address for notices as set forth in Section 7.06 shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, including preliminary relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. If any party shall institute any action or proceeding to enforce the provisions hereof, the party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law. The parties hereto hereby irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum and waive, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated hereby.

         Section 7.08 Expenses. Except as set forth in Section 6.13 hereof, each party to this Agreement shall each bear its own expenses incurred in connection with the transactions contemplated by this Agreement and the Basic Documents.

         Section 7.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

         Section 7.10 No Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any Person other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies under or by reason of this Agreement; provided, however, that the parties hereto hereby acknowledge and agree that the Indemnified Parties are third party beneficiaries of this Agreement.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

         IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

                               QUANTA SERVICES, INC.,
                               a Delaware corporation

                               By: /s/ Dana A. Gordon
                                  -------------------------------
                               Name:  Dana A. Gordon
                               Title: Vice President - General Counsel

                               FIRST RESERVE FUND IX, L.P.
                               By: First Reserve GP IX, L.P., General Partner
                               By: First Reserve G.P. IX, Inc., General Partner

                               By: /s/ Thomas R. Denison
                                  -------------------------------
                               Name:  Thomas R. Denison
                               Title: Managing Director

                                SIGNATURE PAGE TO
                          SECURITIES PURCHASE AGREEMENT